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                                Exhibit No. 23


                       CONSENT OF KPMG PEAT MARWICK LLP



     To the Board of Directors of Market Facts, Inc.:

     We consent to incorporation by reference in the registration statement (No. 33-61726) on Form S-8 of Market Facts, Inc. of our reports dated February 25, 1997, relating to the consolidated balance sheets of Market Facts, Inc. and subsidiaries as of December 31, 1996 and 1995, the related consolidated statements of earnings, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three year period ended December 31, 1996, which reports appear in or are incorporated by reference in the December 31, 1996 annual report on Form 10-K of Market Facts, Inc.



     KPMG Peat Marwick LLP
     Chicago, Illinois
     March 24, 1997